Exhibit 99.1

The Priceline Group Announces Proposed $1 Billion Private Offering of Convertible
Senior Notes

NORWALK, Conn.-(PRNewswire)-August 13, 2014

The Priceline Group Inc. (Nasdaq: PCLN) announced today its intention to offer, subject to market and other conditions, up to $1 billion principal amount of Convertible Senior Notes due 2021 through a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In certain circumstances, the notes may be converted into cash up to their principal amount, and into shares of The Priceline Group common stock and/or cash at the Company’s election for the conversion value above the principal amount, if any.

The interest rate, conversion rate and other terms of the notes will be determined by negotiations between The Priceline Group and the initial purchasers of the notes. To the extent the initial purchasers sell more than $1 billion principal amount of the notes, The Priceline Group expects to grant the initial purchasers an option to purchase up to $150 million principal amount of additional notes for 30 days after the pricing date, solely to cover over-allotments.

The Priceline Group plans to use the net proceeds from the offering of the notes to repurchase up to $375 million of its outstanding common stock in privately negotiated, off-market transactions, which may be effected through the initial purchasers of the notes or their affiliates, concurrently with the consummation of the offering. Any remaining net proceeds will be used for general corporate purposes, which may include repaying outstanding debt, repurchasing additional shares of the Company's common stock and corporate acquisitions.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The notes and The Priceline Group common stock issuable upon the conversion of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold absent registration or an applicable exemption from registration requirements.

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For Press Information and Investor Relations: Matthew Tynan (203) 299-8487 matt.tynan@pricelinegroup.com